UNITED STATES
    SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                          May 24, 2002

                     First Financial Corporation
(Exact name of registrant as specified in its charter)

Texas	0-5559	74-1502313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Washington Avenue, Waco, Texas	76701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code    (254) 757-2424

                                            N/A
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

Resolution of Disputes Within Mann Family

        As previously reported by First Financial Corporation (the "Company"), the registrant, in its annual report on Form 10-KSB for the year ended December 31, 2001 and in its Information Statement relating to its annual meeting of shareholders held May 16, 2002, Robert A. Mann and his children, Mary Hyden Hunter, David W. Mann, and Allen B. Mann, have had significant disagreements with regard to the direction and management of the Company, its subsidiary, First Preference Mortgage Corporation and various other Mann business interests.  These disputes had resulted in the following litigation, also previously reported:  (i) litigation initiated on July 12, 2001 by Robert A Mann against David W. Mann, Allen B. Mann, and certain other parties alleging, among other things, that the removal and replacement of Robert A. Mann as trustee of the David W. Mann 1990 Trust was improper and that the seizure of Robert A. Mann's ownership interests in Bluebonnet Investments, Ltd. and Key Group, Ltd. was improper; and (ii) litigation initiated on July 19, 2001 by Annie Laurie Miller and Harold E. Allison, III, who sought a declaratory judgment against Robert A. Mann, seeking to establish the validity of their status as co-trustees of the David W. Mann 1990 Trust.

        On May 24, 2002, Robert A. Mann, Mary Hyden Hunter, David W. Mann, Allen B. Mann, and certain related parties entered into a settlement agreement as a result of which (i) all litigation and claims among the parties, including the litigation described above, were dismissed and settled; (ii) all disputes between Robert A. Mann, on the one hand, and Mary Hyden Hunter, David W. Mann, and Allen B. Mann, on the other hand, as to the direction and management of the Company, its subsidiaries and other Mann business interests have been settled; (iii) Robert A. Mann has no continuing management or other control positions with the Company or any of its subsidiaries; and (iv) Robert A. Mann has no management or control position and no significant ownership position in any entity that, directly or indirectly, owns any interest in the Company.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL CORPORATION
(Registrant)

Date: August 20, 2002	By: /s/ David W. Mann
David W. Mann, President